     As filed with the Securities and Exchange Commission on January 23, 2004

     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

NETWORKS ASSOCIATES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0316593 (I.R.S. Employer Identification Number)

3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2002 Employee Stock Purchase Plan
(Full title of the plan)
George Samenuk
Chairman and Chief Executive Officer
Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jeffrey D. Saper, Esq.
Kurt J. Berney, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities to	to be	Offering Price	Aggregate Offering	Amount of
be Registered	Registered	Per Share(1)	Price(1)	Registration Fee(1)

Common Stock to be issued under the 2002 Employee Stock Purchase Plan	2,000,000	$14.23	$28,460,000	$2,302.42

(1)	Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee based upon 85% of the average between the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on January 22, 2004. Pursuant to the 2002 Employee Stock Purchase Plan, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the lower of the fair market value of a share of Common Stock at the beginning of an offering period or after a purchase period ends.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on October 31, 2003;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on October 31, 2003;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Commission on October 31, 2003;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission on November 14, 2003;

(5)	Our Current Report on Form 8-K filed with the Commission on November 3, 2003;

(6)	Our Current Report on Form 8-K filed with the Commission on November 25, 2003;

(7)	Our Current Report on Form 8-K filed with the Commission on December 1, 2003; and

(8)	Our Current Report on Form 8-K filed with the Commission on December 15, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stephen C. Richards Chief Operating Officer and Chief Financial Officer Networks Associates, Inc. 3965 Freedom Circle Santa Clara, CA 95054 (408) 988-3832

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant’s Second Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant’s Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. The Registrant’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of its officers, directors, employees and other agents to the maximum extent permitted by the Delaware Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description

4.1	2002 Employee Stock Purchase Plan*
5.1	Opinion of Counsel as to legality of securities being registered.
5.2	Undertaking re submission of the 2002 Employee Stock Purchase Plan, as amended, to the Internal Revenue Service (“IRS”). The Registrant undertakes that it will submit or has submitted the 2002 Employee Stock Purchase Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
23.1	Consent of Independent Accountants.
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 6)

* Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Commission on June 28, 2002.

ITEM 9. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(2)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(3)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the “Securities Act”), the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Exchange Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this January 22, 2004.

NETWORKS ASSOCIATES, INC.

By:	/s/ Stephen C. Richards

Stephen C. Richards Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Samenuk and Stephen C. Richards, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George Samenuk George Samenuk	Chairman of the Board and Chief Executive Officer	January 22, 2004

/s/ Stephen C. Richards Stephen C. Richards	Chief Operating Officer and Chief Financial Officer	January 22, 2004

/s/ Robert B. Bucknam Robert B. Bucknam	Director	January 22, 2004

/s/ Leslie Denend Leslie G. Denend	Director	January 22, 2004

/s/ Robert Dutkowsky Robert Dutkowsky	Director	January 22, 2004

/s/ Denis J. O’Leary Denis J. O’Leary	Director	January 22, 2004

/s/ Robert Pangia Robert Pangia	Director	January 22, 2004

/s/ Liane Wilson Liane Wilson	Director	January 22, 2004

Exhibit Index

Exhibit
Number	Description

4.1	2002 Employee Stock Purchase Plan*
5.1	Opinion of Counsel as to legality of securities being registered.
5.2	Undertaking re submission of the 2002 Employee Stock Purchase Plan, as amended, to the Internal Revenue Service (“IRS”). The Registrant undertakes that it will submit or has submitted the 2002 Employee Stock Purchase Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
23.1	Consent of Independent Accountants.
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 6)

* Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Commission on June 28, 2002.